Exhibit 10.6

March 9, 2004

Michael Schmidt

951 Maple Court

Concord, CA 94521

Dear Michael:

It is a pleasure to offer you the position of Sr. V.P., Finance at Autobytel Inc. Please be reminded that our offer of employment is contingent upon completion of our background check and your reviewing and accepting the terms of our various pre-hire and new-hire documents, including the employee handbook, the Confidentiality Agreement, the Arbitration Agreement, and the Securities Trading Agreement. Following is a summary of our offer:

Position:	Sr. V.P., Finance
Semi-Monthly Rate:	$8,958.34 ($215,000.00 Annually)
Hire Date:	APRIL 1, 2004
Stock Options:	175,000 subject to board approval
Bonus Opportunity:

Target bonus opportunity is up to 45%, on an annual basis based on achievement of specified objectives. Specific objectives and plan details to be outlined in a separate document and incorporated herein by reference. Bonus will be prorated based upon actual time worked within the first year of employment.

Relocation: ABT will reimburse you up to Twenty Thousand Dollars ($20,000.00) net of taxes for relocation expenses when supported by receipts, to assist you with expenses involved in relocating to Orange County, CA. Please coordinate with the Human Resources Department regarding our Relocation Policy (copy attached).

Severance: You will be eligible for a severance payment equal to six (6) months of your current base salary provided you do not resign or are not terminated for cause. “Cause” is defined below.

“Cause” as used in the Severance section above is defined as any one of the following:

(1) Misconduct; or

(2) Your failure to substantially perform your duties; or

(3) Your willful action, or failure to act, that results, or is expected to result, in financial injury to the Company. However, no act or failure to act on your part shall be considered “willful” if done, or omitted to be done, by you in good faith and with a reasonable belief that your action or omission was in the best interest of the Company; or

(4) Your conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company; or

(5) Violation of Company policies of a serious nature, examples of which include but are not limited to: theft of Company or coworker property, discrimination or harassment tied to race, color, gender, age, national origin, sexual orientation, disability, medical condition, marital status, veteran status, or religion; theft; falsification of Company records; being under the influence of alcohol or under the influence or in the possession of illegal drugs or controlled substances on Company property; possession of fire arms or other weapons or explosives on Company property; or similar serious violations of company policies.

As a condition of employment, you will be required to sign the standard Employee Confidentiality Agreement, Arbitration Agreement, and the Securities Trading Policy, which will apply during your employment with the Company and thereafter. Two originals of each of these agreements are enclosed for your review. Upon acceptance of this offer of employment, please sign and/or date in the designated areas, and return two signed originals of each directly to me. Hoshi Printer, Autobytel Inc.’s E.V.P., Chief Financial Officer, will then sign and return one complete package to you for your records.

Enclosed you will also find information regarding our benefits package. Please review the information, fill out as much as possible, and bring it with you on your first day of employment. If you have any questions or concerns they will be addressed during your new hire orientation or you may contact Terry Brennan at (949) 862-3058.

The Immigration Reform and Control Act of 1986 requires all new associates to provide proof of citizenship and/or right to work documentation within three (3) days from the commencement of employment. A list of acceptable documents is enclosed. Please bring documents to verify employment eligibility on your first day of work.

The provisions of this letter are severable which means that if any part of the letter is legally unenforceable, the other provisions shall remain fully valid and enforceable. This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between you and the Company, whether written or oral.

Michael, while we sincerely hope your employment relationship with Autobytel Inc., will be mutually rewarding, we want to be clear that by our policy, your employment is “at will” and there is no express or implied contract of employment for a specified period of time. This means that you may resign at any time without notice and that Autobytel Inc., may terminate your employment or change the terms of your employment, including but not limited to your duties, position, or compensation, at any time without cause and without notice. Our at-will employment policy may not be changed except by an explicit written agreement signed by both you and the President and CEO of Autobytel Inc. This policy supersedes any prior written or oral communications to the contrary.

In addition, Autobytel requires that you comply with all terms of any employment agreement that you may have with your current or former employer, Telephia. Specifically, Autobytel expects that you will comply with any notification requirements of any agreement with Telephia, and Autobytel will adjust your start date accordingly to accommodate any required notice period. Autobytel further expects that you will comply with any confidentiality provisions of any agreement with Telephia. Moreover, and regardless of whether you have a written agreement with Telephia, Autobytel does not want you to disclose to us or provide copies of any confidential, proprietary or trade secret information from Telephia.

This offer shall expire 7 days from date of issue. Please indicate acceptance of our offer by signing and returning the enclosed copy of this letter. By signing this offer letter you also will be acknowledging that you are not relying on any promises or representations other than those set forth above in deciding to accept this conditional offer of employment. You may fax a signed copy, if you wish, to our confidential fax at (949) 862-1324. Feel free to call if you have questions. We look forward to having you join the Autobytel Inc., team.

/s/ Michael Schmidt
Michael Schmidt

Best regards,

Autobytel Inc.

/s/ Mark Ernst
Mark Ernst
V.P., Human Resource